Exhibit 21.1
List of Subsidiaries of Ascend Wellness Holdings, Inc.

	Entity Legal Name	State
1.	AGP Investments, LLC	Delaware
2.	Ascend Mass, Inc.	Delaware
3.	AWH Pennsylvania, LLC	Delaware
4.	MassGrow, Inc.	Delaware
5.	Ascend Illinois Holdings, LLC	Illinois
6.	Ascend Illinois, LLC	Illinois
7.	AWH Fairview Opco, LLC	Illinois
8.	Chicago Alternative Health Center, LLC	Illinois
9.	Healthcentral, LLC	Illinois
10.	MOCA LLC	Illinois
11.	Revolution Cannabis-Barry, LLC	Illinois
12.	Springfield Partners II, LLC	Illinois
13.	Ascend Maryland 2, LLC	Maryland
14.	Ascend Maryland, LLC	Maryland
15.	Blu Pharms, LLC	Maryland
16.	Blue Mountain Care, LLC	Maryland
17.	Blue Mountain Holdings LLC	Maryland
18.	Durjaya, LLC	Maryland
19.	Farmalogics Health and Wellness, LLC	Maryland
20.	Maryland Health Management, LLC	Maryland
21.	MD MGMT GRP LLC	Maryland
22.	Ascend Athol RE LLC	Massachusetts
23.	Ascend Friend Street RE LLC	Massachusetts
24.	Ascend Mass HoldCo, LLC	Massachusetts
25.	Ascend Mass, LLC	Massachusetts
26.	AWH MGMT GRP, LLC	Massachusetts
27.	Blue Jay Botanicals Holdings, LLC	Massachusetts
28.	Blue Jay RE LLC	Massachusetts
29.	MASS MGMT GRP LLC	Massachusetts
30.	MassGrow, LLC	Massachusetts
31.	MET Real Estate, LLC	Massachusetts
32.	Southcoast Apothecary, LLC	Massachusetts
33.	AWHM, LLC	Michigan
34.	FPAW Michigan 2, Inc.	Michigan
35.	FPAW Michigan LLC	Michigan
36.	MSP MGMT GRP, LLC	Michigan
37.	Ascend GI Borrower LLC	New Jersey
38.	AW Franklin, LLC	New Jersey
39.	AWH NJ HOLDCO LLC	New Jersey
40.	Green Jones LLC	New Jersey

41.	NJ MGMT GRP LLC	New Jersey
42.	Ascend New Jersey, LLC	New Jersey
43.	AWH New York, LLC	New York
44.	NY MGMT GRP, LLC	New York
45.	BCCO, LLC	Ohio
46.	Marichron Pharma, LLC	Ohio
47.	Ohio Mgmt Grp LLC	Ohio
48.	Ascend Ohio, LLC	Ohio
49.	Hemma Operations, LLC	Ohio
50.	Hemma, LLC	Ohio
51.	Marichron Properties LLC	Ohio
52.	Ohio Cannabis Clinic LLC	Ohio
53.	AWH Pennsylvania 2, LLC	Pennsylvania
54.	PA MGMT GRP, LLC	Pennsylvania
55.	Story of PA CR, LLC	Pennsylvania